Exhibit 99.1

ECSI Receives $2.5 Million Thermal Imaging Systems Order from US Air Force IBDSS

    CLIFTON, N.J.--(BUSINESS WIRE)--Nov. 30, 2005--Electronic Control Security Inc. (OTC BB: EKCS) a leading manufacturer of perimeter security solutions for the Department of Defense (DoD), the Department of Energy (DoE) and nuclear power stations, today announced receipt of a new $2.5 million order for thermal imaging systems from the United States Air Force IBDSS program. This additional $2.5 million dollar order brings the company's confirmed and funded outstanding orders to a total of over $9 million.
    "The order for the long-range Thermal Imaging System (TIS) is for deployment at sensitive Air Force bases both within the continental Unites States and at high threat installations as the Air Force continues its anti-terrorist mission at facilities around the world," said Mr. Richard Deyulio Senior ECSI Project Manager for the Air Force Integrated Base Defense Security System (IBDSS) program. "The rapid expansion of our IBDSS orders is a testament to the positive response we've received from the Air Force following our initial installations under this program," continued Mr. Deyulio.
    Arthur Barchenko, President and CEO stated, "This award comes as a result of our decision to pursue funded anti-terrorism technology acquisition dollars for both domestic and international awards. Since 9/11, we have all been aware of the need to increase our security levels against terrorist activity and whether the funding is put in place for domestic or international products, ECSI has the products and the technology to deliver the solutions that the federal government has been funding. This new $2.5 million order under the IBDSS program raises the company's confirmed and funded orders to the highest in our history."

    About ECSI

    ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The ISO 9001 Registered company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to http://www.anti-terrorism.com.

    ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements and those contained in the 10KSB and 10QSB's are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

    CONTACT: ECSI
             Kathleen Zomack, 973-574-8555